UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Notice of 2023

Annual General Meeting

Of Members and

Proxy Statement

LETTER FROM THE BOARD OF DIRECTORS

FROM OUR BOARD OF DIRECTORS

Dear Fellow Shareholders:

As your Board of Directors, we oversee White Mountains’ efforts to create superior growth in intrinsic value per share over long periods of time. Your Company seeks to achieve this goal by making opportunistic and value-oriented acquisitions of businesses in the insurance, financial services and related sectors, operating these businesses and, if and when attractive exit valuations become available, disposing of these businesses. Since the Company’s IPO in 1985, we have delivered annualized growth in book value per share of 13% and market value per share of 12%.

2022 was an excellent year for your Company. We finished 2022 with book value per share of $1,457 and adjusted book value per share of $1,495, increases of 24% and 26% for the year, respectively. Total shareholder return was 40% in 2022, compared to -18% for the S&P 500 and 19% for the S&P 500 P&C Insurance Index. The successful sale of NSM in August was the main driver, generating a net gain of $876 million, adding roughly $300 to adjusted book value per share.

Away from NSM, the majority of our operating businesses had very good years. Ark produced strong underwriting results while growing premiums 37%. BAM generated $147 million of premiums and member surplus contributions. Kudu had a good all-around year, growing its business and closing three new deployments and two value-adding exits. Your Company also added value through capital management activity. White Mountains completed a self-tender offer in September, repurchasing approximately 328,000 shares for $459 million ($1,400 per share). And at year end, we successfully launched Outrigger Re, deploying $205 million of capital.

The businesses we own today position us well for the future. As is the White Mountains “way,” we are always prospecting for new deployment opportunities, via our “platform business” and at the parent company.

Ongoing Dialogue with Shareholders Through Proactive Engagement

Over the last year, members of the Board and management reached out to shareholders owning 71% of White Mountains’s shares outstanding and met with all shareholders--representing 32% of our shares outstanding--who accepted a meeting. Feedback from these shareholder discussions over the past few years has informed changes to our executive compensation program, enhanced disclosures about the skills and areas of expertise of our Board, and improvements to our ESG, risk management and human capital management practices. This year, these shareholder discussions focused primarily on our business strategy, corporate governance--including the structure and the composition of our Board--and compensation philosophy. Shareholders were overwhelmingly supportive, while also providing valuable feedback, which we have used to further enhance our proxy statement disclosures.

Our core principles served us well in 2022. It is a privilege to serve as your Board, and we value highly your support of White Mountains.

Sincerely,

The White Mountains Insurance Group Board of Directors

Morgan W. Davis, Chair	Peter M. Carlson	Mary C. Choksi
Margaret Dillon	Philip A. Gelston	Weston M. Hicks
G. Manning Rountree	Suzanne F. Shank	David A. Tanner

April 5, 2023

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its subsidiaries and affiliates. Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, disposing of these businesses and assets.

As of December 31, 2022, White Mountains conducted its business primarily in four areas: municipal bond insurance, property and casualty insurance and reinsurance, capital solutions for asset and wealth management firms and other operations. White Mountains’s municipal bond insurance business is conducted through its subsidiary HG Global Ltd. and its reinsurance subsidiary HG Re Ltd. (“HG Re”), (collectively, “HG Global”). HG Global was established to fund the startup of and provide reinsurance, through HG Re, to Build America Mutual Assurance Company (“BAM”), a mutual municipal bond insurance company (collectively, “HG Global”). White Mountains’s property and casualty insurance and reinsurance business is conducted through its subsidiary Ark Insurance Holdings Limited and its subsidiaries (collectively, “Ark”). White Mountains provides capital solutions for asset and wealth management firms through its subsidiary Kudu Investment Management, LLC and its subsidiaries (collectively, “Kudu”). White Mountains’s Other Operations consists of the Company and its wholly-owned subsidiary, White Mountains Capital, LLC (“WM Capital”), its other intermediate holding companies, its wholly-owned investment management subsidiary, White Mountains Advisors LLC (“WM Advisors”), investment assets managed by WM Advisors, its interests in MediaAlpha, Inc. (“MediaAlpha”), PassportCard Limited (“PassportCard”) and DavidShield Life Insurance Agency (2000) Ltd. (“DavidShield”) (collectively, “PassportCard/ DavidShield”), Elementum Holdings LP (“Elementum”), Outrigger Re Ltd. Segregated Account 2023-1 (“WM Outrigger Re”), certain other consolidated and unconsolidated entities and certain other assets. As of December 31, 2022, White Mountains’s reportable segments were HG Global/BAM, Ark and Kudu with our remaining operating businesses, holding companies and other assets included in Other Operations.

The 2023 Annual General Meeting will be confined to a shareholder vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

For a reconciliation of non-GAAP measures used in this Proxy Statement to their most comparable GAAP measures, see Annex A.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials
Date and Time:	May 25, 2023 at 8:00 a.m. Atlantic Time
Place:	Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda
Record Date:	April 3, 2023

This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders on or about April 21, 2023.

Voting Matters and Board Recommendations
Matter		Our Board’s Recommendation
Proposal 1	Election of four directors to Class II with terms ending in 2026	For
Proposal 2	Approval of the advisory resolution on executive compensation	For
Proposal 3	Advise on the frequency of future advisory votes on executive compensation	1YR
Proposal 4	Approval of the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2023	For

How to Vote
Even if you plan to attend the 2023 Annual Meeting of Members in person, we encourage you to vote in advance of the meeting. You may vote using one of the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants who hold shares in a brokerage account, an employee benefit plan, or through a nominee will need to follow instructions on their proxy card, which may include options to vote their shares by telephone or over the internet. You can vote in one of three ways:

Record Holders	Beneficial Owners

Vote via the internet

●    Go to www.envisionreports.com/WTM

Vote by telephone

●    Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Vote by mail

●    Complete, sign, date and return your proxy card in the envelope provided

Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.

Company Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating those businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on their sale. Our principal focus is to grow adjusted book value per share (“ABVPS”) because we believe, based on the trading history of our stock, that over the long term our share price growth will parallel our growth in ABVPS. Since our IPO, including dividends, the Company has delivered 13% annualized growth in book value per share and ABVPS and 12% annualized growth in market value per share. While the main driver of growth in 2022 was the gain on our sale of NSM, good operating results at our businesses also contributed to ABVPS growth. Highlights of our 2022 operational and financial performance include:

✓   Growth in book value per share of 24%

✓   Growth in adjusted book value per share of 26%

✓   Sale of NSM generated a net gain of $876 million and added roughly $300 to ABVPS

✓   Successful completion of self-tender offer, repurchasing roughly $459 million worth of shares

✓   Record levels of gross written premiums and member surplus contributions for BAM, driven by improved pricing in the primary market and robust secondary market activity

✓   Strong results for Ark; produced an 82% combined ratio and grew full year premiums by 37%

✓   Kudu closed three new deployments and completed two value-adding sale transactions

For more information on our business and performance highlights, please refer to page 29 of the proxy statement.

Election of Director Nominees

Class II Nominees – Term ending in 2026	Age	Director Since	Our Board’s Recommendation
G. Manning Rountree	51	2017	For
Mary C. Choksi	72	2017	For
Weston M. Hicks	66	2023	For
Steven M. Yi	52	Nominee for election	For

Other Members of the Board
Class III - Term ending in 2024
Margaret Dillon	63	2021
Philip A. Gelston	70	2018
David A. Tanner	64	2018
Class I - Term ending in 2025
Morgan W. Davis, Chairman	72	2006
Peter M. Carlson	58	2019
Suzanne F. Shank	61	2021

Governance Highlights

The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies. Our governance highlights (assuming the election of our current slate of nominees) include:

✓ 80% Independent Directors (8 out of 10) ✓ Commitment to Board Refreshment (Four New Directors in Past Three Years) ✓ Average Board Tenure is 4.8 years ✓ Independent Chairman

✓   30% Gender and 20% Racial/Ethnic Diversity

✓   Shareholder Right to Call a Special Meeting at 10%

✓   Annual Board and Committee Self-Evaluations

✓   Robust Director and Executive Officer Share Ownership Guidelines (5x cash retainer for Directors and 10x salary for CEO and EVPs)

The lack of a checkmark for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the checkmark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

For more information on our corporate governance practices, please refer to page 18 of the proxy statement.

Shareholder Outreach

Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders. Feedback from these discussions is shared with the Board each year. Over the past several years, shareholder feedback has helped to guide changes to our executive compensation plan and further enhancement of our proxy disclosures. Our shareholder outreach highlights include:

For more information on our commitment to ongoing shareholder engagement and details of our 2022 shareholder outreach, please refer to page 18 of the proxy statement.

Executive Compensation Highlights

Our executive compensation policies are designed with the primary goal of creating superior growth in our values per share over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of the Company’s shareholders. We utilize a peer group set of insurance and reinsurance companies to evaluate their compensation programs in terms of structure and variability of payouts in good and poor performance scenarios. Importantly, we do not use our peer group to benchmark compensation. Unlike most of our insurance company peers, the primary responsibility of our parent company’s management is finding and executing opportunistic and value creating acquisitions and dispositions of operating businesses, rather than operating traditional insurance businesses (although our subsidiaries may operate insurance businesses). As a result, we believe benchmarking against the peer group could result in compensation that is not competitive for our talent pool. When recruiting and retaining talented professionals, we compete against private equity and investment banking opportunities more than other insurance companies, and our compensation practices must reflect this reality.

The Compensation/Nominating & Governance Committee is committed to ensuring that our executive compensation programs and governance practices motivate long-term value creation, align the financial interests of management with those of our shareholders, maintain competitiveness in the market for talent, and encourage appropriate, but not excessive, risk-taking.

Key Compensation Highlights
What We Do	What We Do Not Do

✓  Commitment to pay for performance as evidenced by 92% of total target 2022 CEO compensation meaningfully “at risk”

✓  Half of annual LTI delivered in performance-based equity, with a three-year measurement period

✓  Formulaic annual incentive program, based on pre-determined goals

✓  Clawback policy for annual and long-term incentive plans

✓  Double-trigger change-in-control provisions

✓  Annual Say-On-Pay vote

✓  Share ownership guidelines for executive officers and directors

  No hedging of Company securities

  No executive pensions

  No single-trigger vesting of equity-based awards upon change-in-control

  No excise tax gross-ups upon change-in-control

  No dividends on unvested performance shares or restricted shares

  No long-term employment agreements

  No excessive perquisites or benefits

Chief Executive Officer:

Other NEOs:

The specifics of our compensation program begin on page 28 of the proxy statement.

Environmental, Social and Governance Practices and Disclosures

To achieve our goal of creating superior growth in the Company’s intrinsic value per share over the long term, and in order to steward our owners’ capital effectively, our Board and management are committed to sustainability and corporate responsibility. In 2020, with oversight from the Board, White Mountains embarked on a project designed to improve our ESG practices and disclosures. We identified ESG priorities that align with both our Company’s business strategy as well as industry and investor expectations. The Board had oversight of this process and final approval of the ESG focus areas and actions, which include:

●	ESG in our Investment Policy: In 2021, we revised our investment policy to address ESG factors. We consider ESG factors when (i) making decisions in respect of internally managed portfolios and (ii) selecting external investment managers.

●	Board Oversight of ESG: In 2021, the charters of the Audit, Finance and Compensation/Nominating & Governance Committees were amended to explicitly include ESG oversight responsibilities as outlined below.

●	Statement on Climate Change: In 2021, we adopted a corporate statement on climate change, which can be found on page 24.

●	ESG in Our Risk Management: We consider ESG risks, such as the impact of climate change and human capital management, in our risk management processes. In 2021, we added information on our risk management practices, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks, to our Company website.

●	Communication of Our ESG Practices: To respond to feedback received in our annual shareholder engagement, we have developed an ESG landing page on our corporate website to communicate all of our practices more effectively, including an overview of how ESG is incorporated into our corporate governance and business ethics, our approach to climate change, our investment management activities, our human capital management, our approach to risk management and our community engagement.

For more information on our ESG practices, please refer to page 23 or the ESG landing page on our Company website (www.whitemountains.com/esg/).

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2023 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 25, 2023

April 5, 2023

Notice is hereby given that the 2023 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 25, 2023 at 8:00 am Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

1)	election of four directors to Class II with terms ending in 2026;

2)	approval of the advisory resolution on executive compensation;

3)	to advise on the frequency of future advisory votes on executive compensation; and

4)	approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2023.

The Company’s audited financial statements for the year ended December 31, 2022, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Shareholders of record of common shares on the record date, Monday, April 3, 2023, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all Shareholders entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 21, 2023 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

By Order of the Board of Directors,

Jennifer L. Moyer
Corporate Secretary

Shareholders are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, in the envelope provided, whether or not they expect to attend the meeting. Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2023 Annual General Meeting of Members (the “2023 Annual Meeting”), to be held on Thursday, May 25, 2023 at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.

Holders of the Company’s common shares (“Shareholders”), par value $1.00 per share, as of the close of business on Monday, April 3, 2023, the record date, are entitled to vote at the meeting. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Shareholders on or about April 21, 2023.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card. Shareholders have the right to appoint another person (who need not be a Shareholder) to represent the Shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 61). Every Shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Shareholder and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Shareholder attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 4 (the ratification of the selection of PwC as the Company’s auditor for 2023), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the internet. Voting deadlines vary by institution. Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate in your Company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: https://www.investor.gov/system/files/publications/documents/english/sec-guide-to-proxy-brochures.pdf with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term.

At the 2023 Annual General Meeting, G. Manning Rountree, Mary C. Choksi, Weston M. Hicks and Steven M. Yi are nominated to be elected to Class II with a term ending in 2026. Of the nominees for election at the 2023 Annual General Meeting, Mr. Rountree and Ms. Choksi were previously elected by Shareholders. In 2022, the Compensation/Nominating & Governance Committee identified potential candidates that resulted in Mr. Hicks joining the Board of Directors in February 2023 and Mr. Yi being nominated for election at the 2023 Annual General Meeting. Mr. Hicks was identified by a third-party search firm. Mr. Yi was recommended by the Chief Executive Officer.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2023 nominees.

The director nominees, current members of the Board and terms of each Class are set forth below:

Director	Age	Director Since	Our Board’s Recommendation
Class I - Term ending in 2025
Morgan W. Davis, Chairman	72	2006
Peter M. Carlson	58	2019
Suzanne F. Shank	61	2021
Class II Nominees- Election to a term ending in 2026
G. Manning Rountree	51	2017	For
Mary C. Choksi	72	2017	For
Weston M. Hicks	66	2023	For
Steven M. Yi	52	Nominee for election	For
Class III - Term ending in 2024
Margaret Dillon	63	2021
Philip A. Gelston	70	2018
David A. Tanner	64	2018

The Board is currently comprised of eight independent directors and the Chief Executive Officer. If Mr. Yi and the other director nominees are elected by shareholders at the 2023 Annual General Meeting, the board will have ten directors, of which eight will be independent.

Board Composition and Refreshment

The Company is committed to maintaining a Board with members from a variety of backgrounds to promote diverse, independent thinking. Diversity considerations are an important part of the director search process, and the Company believes that regularly enhancing and refreshing the makeup of the Board is important. In 2021, our Board committed to further expanding its diversity by adding a highly qualified and racially or ethnically diverse Board member by year-end 2022. The Board fulfilled that commitment prior to year-end 2022, increasing gender diversity from 29% to 33% and racial or ethnic diversity from 0% to 13%.

The Board remains committed to further expanding its diversity of skills, experience and background. If Mr. Yi and the other director nominees are elected by shareholders at the 2023 Annual General Meeting, the racial or ethnic diversity of the Board will increase to 20% and gender diversity will be 30%. With respect to independence, of nine current directors, eight are independent, with 100% independence on the Audit and Compensation/Nominating & Governance committees. If Mr. Yi and the other director nominees are elected by shareholders at the 2023 Annual General Meeting, the Board will have ten directors, of which eight will be independent. The Board regularly refreshes its membership to enhance the diversity of its skills, experience and background to effectively oversee the business as the Company evolves.

Reflects Board composition and refreshment statistics if Mr. Yi and the other director nominees are elected at the 2023 Annual General Meeting.

Director Skills and Qualifications

Our Board seeks Directors with a broad range of skills, experience and perspectives in order to ensure effective oversight of the Company’s strategies and risks. The Board believes its members must be willing and able to devote adequate time and effort to Board responsibilities. In evaluating director candidates, the Compensation/Nominating & Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, diversity, knowledge about the Company’s business and industry and ownership in the Company. The skills matrix below highlights our Board’s key skills and qualifications that are directly relevant to our business, strategy and operations. The Board reviews this matrix and the overall Board composition periodically in order to ensure the appropriate balance of diversity, knowledge and experience.

The lack of a checkmark for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the checkmark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

Board of Directors

Class I – Term Ending in 2025

Morgan W. Davis Chairman	Qualifications
● Joined in 2006 ● Age: 72 ● Chairman of the Board ● Committees: Compensation/ Nominating & Governance, Executive (Chair)

Experience:

●    Appointed Chairman of the Board in March 2017

●    Formerly Managing Director of OneBeacon (2001 to 2005) and served in a variety of capacities for White Mountains subsidiaries (1994 to 2001)

●    Prior to 1994, Mr. Davis had 21 years of experience in the insurance industry, mostly at Fireman’s Fund Insurance Company and INA/Cigna

●    Served as a director of OneBeacon from 2005 until its acquisition by Intact Financial Corporation in September 2017

●    Served as a director of Endurance Specialty Holdings, and as a member of its Finance and Compensation Committees, from 2015 until its acquisition by SOMPO Holdings, Inc. in March 2017

●    Serves on the Board of Trustees of Lipscomb University and on the Board of Directors of the United States African Development Foundation

Mr. Davis has extensive executive and board-level experience gained over the course of his more than 45-year career in the property and casualty insurance industry.

Peter M. Carlson	Qualifications
● Joined in 2019 ● Age: 58 ● Committees: Audit (Chair), Executive

Experience:

●    Chief Financial Officer of MiMedx Group, a biopharmaceutical company; joined December 2019

●    Formerly served as Executive Vice President and Chief Operating Officer of Brighthouse Financial, a U.S. annuity and life insurance company that spun off from MetLife, from 2017 to 2018

●    Served as Executive Vice President and Chief Accounting Officer at MetLife from 2009 to 2017

●    Formerly at Wachovia Corporation from 2002 to 2009, where he served as Executive Vice President and Corporate Controller from 2006 to 2008

●    Joined Wachovia after fifteen years at Arthur Andersen, where he served as an audit partner working in financial services, manufacturing, commercial services and distribution

●    Serves as a Trustee of Wake Forest University

Mr. Carlson has extensive accounting and auditing experience gained over the course of his 30-year career in the insurance and financial services industries.

Suzanne F. Shank	Qualifications
● Joined in 2021 ● Age: 61 ● Committees: Compensation/Nominating & Governance, Finance

Experience:

●    President, CEO and co-founder of Siebert Williams Shank & Co., LLC (formerly Siebert Cisneros Shank & Co., LLC), a full service investment banking and financial services company established in 1996

●    Prior to her financial services career, she worked as a structural engineer at General Dynamics Corporation

●    Serves as Board Member of Skillman Foundation, Kresge Foundation, Spelman College and Global Citizen

Ms. Shank has extensive experience in investment banking and municipal finance gained over the course of almost 35 years in the financial services industry

Select Board Service:

●    Consumers Energy Company - Audit Committee (Public)

●    Rocket Companies, Inc. - Audit Committee (Public)

Class II – To Be Elected to a Term Ending in 2026

G. Manning Rountree	Qualifications
● Joined in 2017 ● Age: 51 ● Committees: Finance, Executive

Experience:

●    Joined White Mountains in 2004

●    Prior to CEO appointment in 2017, served as President of White Mountains Capital and President of White Mountains Advisors

●    Senior Vice President and Head of Corporate Development, Putnam Investments (2002-2004)

●    Associate, McKinsey & Company (1999-2002)

Mr. Rountree has extensive management and financial expertise gained over the course of his career in the investment and insurance industries.

Select Board Service:

●    Build America Mutual Assurance Co. (Private) - Chairman

●    Various WTM portfolio companies (Private)

Mary C. Choksi	Qualifications
● Joined in 2017 ● Age: 72 ● Committees: Finance (Chair), Executive

Experience:

●    Founding Partner (and Senior Managing Director/Senior Advisor until February 2017) of Strategic Investment Group, an investment management enterprise founded in 1987 which designs and implements global investment strategies for institutional and individual investors

●    Founder and Managing Director of Emerging Markets Management LLC until May 2011

●    Prior to 1987, worked in the Pension Investment Division of the World Bank

●    Served as a director of Avis Budget Group from 2007 until 2020

Ms. Choksi has extensive executive and board-level service and investment management expertise gained over the course of her 40 years in the financial services industry.

Select Board Service:

●    Omnicom Group – Audit (Chair) and Compensation Committees (Public)

●    Franklin Templeton Mutual Funds (24 investment companies) - Audit Committee

Weston M. Hicks	Qualifications
● Joined in 2023 ● Age: 66

Experience:

●    Served as President & CEO of Alleghany Corporation from 2004 to 2021

●    Served as Executive Vice President for Alleghany Corporation from 2002 to 2004

●    Served as Executive Vice President and Chief Financial Officer for The Chubb Corporation from 2001 to 2002

●    Senior Research Analyst for J.P. Morgan Securities from 1999 to 2001

●    Senior Research Analyst for Sanford C. Bernstein from 1991 to 1999

●    Associate Director, Moody’s Investor Service from 1986 to 1991

●    Prior to 1986, Mr. Hicks had several years of experience in the banking and accounting industry

●    Served as a director of Alleghany Corporation from 2004 to 2021

Mr. Hicks has extensive experience in finance, insurance, investment management, private equity and executive management gained over the course of over 40 years in the insurance and financial services industries.

Steven M. Yi	Qualifications
● Standing for election in 2023 ● Age: 52

Experience:

●    Standing for election to the Board in May 2023

●    Chief Executive Officer and co-founder of MediaAlpha, Inc.

●    Served as Chief Executive Officer and co-founder of FareLoop LLC from 2009 to 2011

●    Served as Senior Vice President and General Manager, Marketing Services, at Oversee.net from 2007 to 2009

●    Chief Executive Officer and co-founder of Candeo Technologies from 2004 to 2007

●    Vice President, Strategy and Business Development of New.net (Idealab) from 2002 to 2004

●    Senior Director of Business Development of The .tv Corporation (Idealab) from 2000 to 2002

●    Prior to 2002, Mr. Yi spent several years in the banking and consulting industries at Goldman, Sachs & Co. and Mercer Management Consulting (Oliver Wyman)

Mr. Yi has extensive executive, technology and management expertise gained over the course of over 20 years in the insurance services and technology industries.

Select Board Service:

●    MediaAlpha, Inc.

Class III – Term Ending in 2024

Margaret Dillon	Qualifications
● Joined in 2021 ● Age: 63 ● Committees: Audit, Compensation/Nominating & Governance

Experience:

●    Served as Executive Vice President and Chief Customer Officer, US Consumer Markets, for Liberty Mutual Insurance Company from 2014 to 2017

●    Served as Senior Vice President and Chief Financial Officer, Personal Lines Insurance, for Liberty Mutual Insurance Company from 2002 to 2014

●    Served as Controller, Personal Markets, for Liberty Mutual Insurance Company from 1998 to 2001

●    Served in various technology and finance roles for International Paper from 1984 to 1993

Ms. Dillon has extensive executive, financial, and property and casualty insurance expertise gained over the course of over 30 years in the insurance and manufacturing industries.

Select Board Service:

●    Guidewire Software - Audit Committee (Public)

Philip A. Gelston	Qualifications
● Joined in 2018 ● Age: 70 ● Committees: Audit, Compensation/ Nominating & Governance (Chair), Executive

Experience:

●    Joined Cravath, Swaine & Moore LLP in 1978, became a partner in 1984, and retired in December 2017

●    Currently a member of Cravath’s Office of General Counsel

●    Has extensive experience in mergers and acquisitions, joint ventures and general corporate counseling, encompassing complicated negotiated transactions, hostile transactions (both offense and defense), cross border transactions, activist defense, and advising boards and senior executives, particularly on complex transactions, corporate governance and managing crisis situations

●    Serves as a Trustee for the Friends of Democracy Prep New York Charter Schools

Mr. Gelston has extensive legal and management expertise gained over the course of his 40-year career in the legal field.

David A. Tanner	Qualifications
● Joined in 2018 ● Age: 64 ● Deputy Chairman of the Board ● Committees: Audit, Finance

Experience:

●    Appointed Deputy Chairman of the Board in February 2020

●    Managing Director of Three Mile Capital LLC, a private investment company

●    Served as the Managing Director of Arlon Group LLC and as Executive Vice President and a member of the Management Committee of Continental Grain Company from 2006 to 2017

●    Served as a Founder and Managing Principal of Quadrangle Group, LLC from 2000 to 2006

●    Served as Managing Director at Lazard Freres & Co. and Managing Principal at Lazard Capital Partners from 1998 to 2000

●    Serves as Chairman of the Board of the New York University School of Law, Trustee of New York University, Trustee and Chair Emeritus of Montefiore Medicine Academic Health System, Director of Lawyers for Children, Director of The Carroll and Milton Petrie Foundation, Trustee of Central Synagogue and a member of the Council on Foreign Relations

Mr. Tanner has extensive executive and board-level service and financial expertise gained over the course of 35 years in the financial services industry.

Select Board Service:

●    Northeast Bancorp (Public)

CORPORATE GOVERNANCE

We are committed to the ethical conduct of our business. This commitment is reflected in our corporate governance and in our corporate values and culture. Our corporate governance helps us to mitigate and manage risks by providing clear lines of oversight and responsibility for management and the Board. We review and seek to improve our corporate governance regularly.

The Company’s Corporate Governance Guidelines spell out our overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2022.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com. These documents are available in print, free of charge, to any shareholder upon request.

The Board

The primary responsibility of the Board is to oversee and review management’s performance in order to advance the long-term interests of the Company and its shareholders. The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

In fulfilling their responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company. Directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors and other consultants, by reading the reports and other materials that management sends them regularly, and by participating actively in Board and committee meetings. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Davis, an independent director, serves as Chairman of the Board. At meetings of the Board, Mr. Davis presides over a separate session of non-management directors without Company management present. In addition to being led by an independent Board Chair, the Board is comprised of directors who, together, are knowledgeable and experienced in the Company’s business. The Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

Shareholder Engagement

Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders. We recognize the value in maintaining open lines of communication with our shareholders and consider our robust annual shareholder outreach program to be an important governance tool. In these meetings, we address any trends, topics or issues that participating shareholders wish to discuss with us. As part of our shareholder engagement efforts in 2022, we reached out to shareholders owning 71% of outstanding shares and met with all shareholders who accepted a meeting, who represented 32% of outstanding shares. Our Compensation / Nominating & Governance Committee Chair personally led discussions in meetings with shareholders representing 9% of outstanding shares.

These discussions centered around our business strategy, corporate governance (including Board diversity), executive compensation program composition of our board, and enhancements to our ESG disclosures. More specifically, we discussed our significant business achievements in 2022, our ESG practices, our continued focus on Board diversity, and our compensation philosophy and metrics. Our shareholders continued to express support for the changes we made to our compensation program in 2019, which included (i) making our annual bonus program for executive officers entirely formulaic with a pre-established, rigorous and quantifiable performance target relevant for our Company and industry and (ii) adopting share ownership guidelines for our executive officers. Our shareholders were supportive of our approach in 2022.

Our Annual Investor Meeting provides another opportunity for us to engage with our shareholders. The Company will hold its 2023 Annual Investor Meeting on Tuesday, June 6, 2023. Please refer to the Company’s website for further details.

Management and the Board recognize the value of direct shareholder input and take our shareholders’ views into account in managing or overseeing the Company. Shareholder feedback is regularly communicated to our full Board, and the input we received directly informed enhancements implemented to our executive compensation program in 2019, as well as enhanced disclosures relating to corporate governance, ESG and board diversity in our proxy statement.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Those directors determined to be independent are Messrs. Carlson, Davis, Gelston, Hicks and Tanner and Mmes. Choksi, Dillon and Shank. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no current relationships (other than being directors or shareholders) with Messrs. Carlson, Davis, Gelston, Hicks and Tanner or Mmes. Choksi, Dillon and Shank. In making its independence determinations, the Board would consider any such relationship in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

During 2022, the following meetings of the Board were held: five meetings of the full Board, eight meetings of the Audit Committee, five meetings of the Compensation/Nominating & Governance Committee, four meetings of the Finance Committee and two meetings of the Self-Tender Pricing Committee. During 2022, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.

It is White Mountains practice that all directors are invited to, receive materials for and generally attend all Committee meetings. In addition, each Committee Chair provides regular updates to the full Board regarding Committee activities. Directors are encouraged to attend the Annual General Meeting. All of the Company’s directors were in attendance at the 2022 Annual General Meeting, which was held on May 26, 2022.

Committees of the Board

Compensation/Nominating & Governance Committee Met five times during fiscal year 2022 Current Committee Members: ● Phil Gelston (Chair) ● Morgan Davis ● Margaret Dillon ● Suzanne Shank

Primary Responsibilities

●    Review and make recommendations on director compensation

●    Discharge the Board’s responsibilities relating to the compensation of executives

●    Oversee the administration of the Company’s (and, to the extent the Committee deems appropriate, the major subsidiaries of the Company) compensation plans, in particular the incentive compensation and equity-based plans

●    Prepare the annual report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement or annual report on Form 10-K, as applicable

●    Identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board

●    Make recommendations to the Board concerning committee appointments

●    Develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters

●    Oversee the Company’s strategy with respect to environmental stewardship, sustainability and corporate social responsibility

●    Review the CEO’s short-term and long-term succession plans for the CEO and other senior management positions and report to the Board on succession planning

●    Oversee the evaluation of the Board and management

The Compensation/Nominating & Governance Committee Charter, which outlines the duties and responsibilities of the Compensation/Nominating & Governance Committee, is available at www.whitemountains.com. The Compensation/Nominating & Governance Committee Charter is available in print, free of charge, to any shareholder upon request.

Independence

The Board has determined that each current member of the Compensation/Nominating & Governance Committee satisfies applicable NYSE requirements.

Audit Committee Met eight times during fiscal year 2022 Current Committee Members: ● Peter Carlson (Chair) ● Margaret Dillon ● Philip Gelston ● David Tanner

Primary Responsibilities

●    Assist with Board oversight of the:

-     Integrity of the Company’s financial statements;

-     Qualifications and independence of the independent auditors;

-     Performance of the internal audit function and the independent auditors; and

-     Company’s compliance with legal and regulatory requirements

●    Provide an avenue of communication among the independent auditors, management, the internal auditors and the Board

●    Approve certain related or affiliated person transactions and review disclosures thereof

●    Prepare the Audit Committee Report

●    Discuss with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and risks related to environmental, social and governance matters, and the steps management has taken to monitor and control those exposures

●    Receive a report, at least annually, on company-wide risks

●    Meet individually in private session with the Company’s Chief Financial Officer, General Counsel, General Auditor, Chief Accounting Officer, and the independent auditors at its quarterly meetings

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com. The Audit Committee Charter is available in print, free of charge, to any shareholder upon request.

Financial Expertise and Independence

The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Carlson meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

Report

The Audit Committee Report is included in this Proxy Statement beginning on page 57.

Finance Committee Met four times during fiscal year 2022 Current Committee Members: ● Mary Choksi (Chair) ● Manning Rountree ● Suzanne Shank ● David Tanner

Primary Responsibilities

●    Formulate the Company’s investment policy and investment guidelines

●    Review the performance and asset allocation of the Company’s investment portfolio on a regular basis

●    Monitor the capital, debt, and corporate structure of the Company

●    In coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance

Interlocks and Insider Participation

No member of the Compensation/Nominating & Governance Committee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Consideration of Director Nominees

General Criteria and Process for Selection of Director Candidates. Our Compensation/Nominating & Governance Committee regularly reviews the individual and collective skills and other attributes of Board members. In identifying and evaluating director candidates, the Compensation/Nominating & Governance Committee does not set specific criteria for directors. Under its Charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of business and life experience, diversity and knowledge about the Company’s business and industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

The Compensation/Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates. During 2022, a third-party search firm helped to identify Weston Hicks, our newest director. We inform any director search firm that may be retained of our preference to include highly qualified candidates who have diverse identities or backgrounds (including in respect of gender or gender identity, race, ethnicity or sexual identity) in the pool of potential candidates it presents for consideration by the Board.

Consideration of Diversity in Selection of Director Candidates. We believe that a variety of perspectives, opinions, backgrounds, business and life experiences and tenure among the members of the Board enhances the Board’s ability to perform its duties and effectively oversee the Company’s business. In the selection of director candidates, we welcome a diversity of skills, backgrounds, business and life experiences, identities and viewpoints. The Board enhanced its diversity in 2021 with the addition of two female directors (Mmes. Dillon and Shank) and one racially diverse director (Ms. Shank) and will further increase the Board’s skills, racial and ethnic diversity if Mr. Steven M. Yi is elected by shareholders at the 2023 Annual General Meeting.

Consideration of Director Candidates Nominated by Shareholders. The Company has not adopted a specific policy regarding consideration of director candidates from shareholders. Shareholders who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The Committee may consider such shareholder recommendations when it evaluates and recommends candidates to the Board for submission to shareholders at each annual general meeting. In addition, shareholders may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors (a “Qualified Shareholder”). A Qualified Shareholder may nominate persons for election as directors only if written notice of such Qualified Shareholder’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Shareholders, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Shareholders. Each such notice shall set forth: (a) the name and address of the Qualified Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Shareholder and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Shareholder; (d) such other information regarding each candidate proposed by such Qualified Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Shareholder Communications

Shareholders, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 62).

Succession Planning

One of the top responsibilities of the Board is to ensure continuity in White Mountains’s senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO and other senior executives. Among the responsibilities of the Compensation/Nominating & Governance Committee is to review, at least annually, the CEO’s short-term and long-term succession plans for the CEO and other senior management positions and report to the Board on succession planning. Our goal is to develop well-rounded and experienced leaders. The Company ensures that our executives have the necessary internal or external training and mentoring they need to develop professionally. Our high potential executives are regularly challenged with additional responsibilities and positioned to interact more frequently with the Board so Directors can get to know and assess them.

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management. The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks. The Board discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk, as well as considerations of ESG risks, such as the impact of climate change, human capital management and cybersecurity threats.

The Board’s committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee receives a report, at least annually, on company-wide risks which considers operational, financial, legal, compliance, cyber and reputational risks, as well as climate risks and sustainability matters. The Compensation/Nominating & Governance Committee oversees risk related to executive compensation plans and implementation, corporate governance, succession planning, environmental stewardship, sustainability and corporate social responsibility. The Finance Committee oversees the risks related to managing the Company’s investment portfolio. Full Board meetings and individual Committee meetings are scheduled so as not to overlap and all directors are encouraged to attend all committee meetings, allowing for every director to participate and provide guidance regarding any risk concerns.

More information about the Company’s approach to risk management, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks, is available on the ESG landing page on our Company website (www.whitemountains.com/esg/).

Enhancing Environmental, Social and Governance Practices and Disclosures

White Mountains strives to create superior growth in the Company’s intrinsic value per share over long periods of time.  In order to achieve this goal, and in order to steward our owners’ capital effectively, the Board and management are committed to sustainability and corporate responsibility. We have made this commitment an integral part of our culture and practices.

In 2020, with oversight from the Board of Directors, White Mountains embarked on a project designed to improve our ESG practices and disclosures. We identified ESG priorities that align with both our Company’s business strategy as well as industry and investor expectations. Our key areas of focus included (i) amending the Company’s investment policy to address ESG, (ii) adopting a climate change statement, (iii) formalizing the Board’s oversight of ESG matters, and (iv) further integrating climate-

related risks into our risk management practices. In response to feedback from shareholders, we also committed to improve the communication of our ESG practices by launching an ESG page within our corporate website.

Our ESG Practices

To strengthen our ESG practices, we undertook a comprehensive gap analysis to identify areas to improve that would align with our business strategy as well as industry and investor expectations. ESG topics were prioritized based on relevance, applicability and feasibility of implementation. The full Board had oversight of this process and final approval of the ESG focus areas and actions, which included:

●	ESG in Our Investment Policy: In 2021, we revised our investment policy to address ESG factors. We consider ESG factors when (i) making investment decisions in respect of internally managed portfolios and (ii) selecting external investment managers.

●	Board Oversight of ESG: In 2021, the charters of the Audit, Finance and Compensation/Nominating & Governance Committees were amended to explicitly include ESG oversight responsibilities. The CNG Committee has responsibility for overseeing the Company’s strategy with respect to corporate governance; environmental stewardship, sustainability and corporate social responsibility; and succession planning for senior executives. The Finance Committee has responsibility for formulating and approving the investment policy for White Mountains, including the incorporation of ESG considerations. The Audit Committee has responsibility for the oversight of ESG risks as part of its risk management oversight responsibilities.

●	Statement on Climate Change: In 2021, we adopted a corporate statement on climate change as follows:

“Climate change contributes to higher temperatures, sea level rise and more extreme weather events including droughts, heavy storms, wildfires and stronger hurricanes.  We do not manufacture products that produce carbon, nor do we otherwise meaningfully impact the environment through our operations. However, as the owner and operator of a diversified group of businesses in insurance, financial services and related sectors, we are exposed to risks that are exacerbated by climate change, in particular in our property and casualty insurance/reinsurance and municipal bond guaranty businesses.  Accordingly, in our risk management processes, we consider the potential impact of the effects of climate change.

We also believe that we have an important role to play as a responsible corporate citizen on climate change matters. Our corporate philanthropy reflects our commitment to the environment.”

●	ESG in Our Risk Management: Through our risk management activities, we seek to identify and assess major risks that could affect our businesses. We consider ESG risks, such as the impact of climate change and human capital management, in our risk management processes. In 2021, we added information on our risk management practices, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks, to our Company website.

●	Communication of Our ESG Practices: To respond to feedback received in our annual shareholder engagement, we have developed an ESG landing page on our corporate website to communicate our practices more effectively. The ESG page contains an overview of how ESG is incorporated into our corporate governance and business ethics, our approach to climate change, our investment management activities, our human capital management, our approach to risk management and our community engagement.

More detailed information on the practices outlined above is available on the ESG landing page on our Company website (www.whitemountains.com/esg/).

Human Capital Management and Diversity & Inclusion

Our strength lies in our people, and we proactively support each employee’s well-being and development. Our Board receives periodic reporting on employee satisfaction and concerns and interacts with employees across our organization. We have an inclusive, team-oriented culture in which all employees are treated with respect. Under the guidelines of our Code of Business Conduct, we are firmly committed to providing equal employment opportunities. In our recruiting practices at our parent company, we require that a diverse slate of candidates be considered for every open position. We deeply value diversity of backgrounds, experiences and ideas, which we believe fosters more engaging discussions, stronger collaboration and better company performance. We invest in the professional development of our workforce and are committed to the long-term development of our workforce and the cultivation of our next generation of leaders. To support the advancement of our employees at the parent company, we endeavor to strengthen their qualifications by providing access to training in financial skills, effective communication and institutional knowledge. Our parent company mentoring program encourages new relationships and additional career support opportunities, and our Educational Assistance Program funds external professional development opportunities to further enhance job-related skills.

Corporate Social Responsibility

White Mountains is committed to the communities in which we live and work, and many of our employees actively support non-profit organizations in their respective communities. Their focus is mirrored by our corporate philanthropy efforts at our parent company, which include a charitable matching gift program, corporate support for environmental and social causes in the communities in which we operate, and partnerships with high quality organizations focused on issues of diversity & inclusion.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Shareholders

As of April 1, 2023, there were 2,568,039 common shares outstanding. Shareholders of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)	all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)	all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Shareholder which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Shareholders, except with respect to the election of directors. “Byrne Entity” means any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 1, 2023, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	257,153	(a)	10.0%
Morgan Stanley 1585 Broadway, New York, NY 10036	180,369	(b)	7.0%
Dimensional Fund Advisors LP 6300 Bee Cave Rd., Austin, TX 78746	160,079	(c)	6.2%
Fuller & Thaler Asset Management, Inc. 411 Borel Ave., San Mateo, CA 94402	153,270	(d)	6.0%
River Road Asset Management, LLC 462 S. 4th St., Louisville, KY 40202	139,423	(e)	5.4%

(a)	Information as of February 28, 2023, based on Schedule 13G filed with the Securities and Exchange Commission on March 10, 2023, by and on behalf of The Vanguard Group.

(b)	Information as of December 31, 2022, based on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2023, by and on behalf of Morgan Stanley.

(c)	Information as of December 31, 2022, based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023, by and on behalf of Dimensional Fund Advisors LP.

(d)	Information as of December 31, 2022, based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023, by and on behalf of Fuller & Thaler Asset Management, Inc.

(e)	Information as of December 31, 2022, based on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2023, by and on behalf of River Road Asset Management, LLC.

Security Ownership of Management

The following table sets forth, as of April 1, 2023, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 32) and all other executive officers as a group:

	Amount of Ownership
Name of Beneficial Owner	Beneficially (a)	Economically (b)
Liam P. Caffrey	2,500	5,000
Reid T. Campbell	16,008	17,808
Peter M. Carlson	788	788
Mary C. Choksi	1,363	1,363
Morgan W. Davis	7,739	7,739
Margaret Dillon	450	450
Philip A. Gelston	1,238	1,238
Michaela Hildreth	3,596	5,546
Weston M. Hicks	1,056	1,056
G. Manning Rountree	23,057	30,457
Robert L. Seelig	19,778	23,028
Susanne F. Shank	376	376
David A. Tanner	1,613	1,613
All directors, Named Executive Officers and all other executive officers as a group (13 persons)	79,562	96,462

(a)	The common shares shown as beneficially owned by all directors, Named Executive Officers and all other executive officers as a group represent 3.1% of the total common shares outstanding at April 1, 2023. No director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

(b)	Common shares shown as economically owned include common shares beneficially owned and target unearned performance share awards, less any common shares in which the owner disclaims a pecuniary interest.

EXECUTIVE COMPENSATION

FROM OUR COMPENSATION/NOMINATING & GOVERNANCE COMMITTEE

Dear Fellow Shareholders:

One of our most important responsibilities as the independent Compensation/Nominating & Governance Committee (the “CNG Committee”) is to structure our executive compensation program (i) to create strong alignment of interests with shareholders and (ii) to attract, retain and motivate talented executives who create long-term value for the Company and its shareholders.

We regularly seek feedback from our shareholders on our compensation practices. This year, we reached out to shareholders owning 71% of White Mountains’ outstanding shares and we met with all shareholders who accepted a meeting (32% of our outstanding shares). Mr. Philip Gelston, the CNG Committee Chair, led the discussions in several of these meetings. The feedback received during these meetings was valuable input for our continuous review and improvement of our compensation program.

Compensation Program Highlights:

In 2022, base salaries for Named Executive Officers remained capped at $500,000. Effective March 2023, we increased the cap from $500,000 to $600,000. This is the first increase since 2008 and was largely inflation driven. We continue to believe in offering fixed compensation that is below market.

We also continue to believe in paying for performance. In 2022, 92% of total CEO compensation (at target) was meaningfully “at risk” – dependent on Company performance or share price performance or both.

For all Named Executive Officers, the annual target bonus opportunity remains at 75% of salary.

For all Named Executive Officers, 50% of the annual LTIP grants take the form of three-year cliff-vested restricted stock and 50% take the form of three-year performance shares. For the past three years, we have set the performance target goal equal to the 10-year Treasury yield plus 700 basis points (which is our long-term equity return target). As yields have risen over the past several years, our targets have increased in lockstep.

History of Responsiveness to Shareholder Feedback on Compensation and Governance:

Following proactive shareholder engagement in recent years, White Mountains has:

Adopted a formulaic annual incentive program for our executive officers, with pre-established, rigorous and quantifiable performance targets that are relevant for our firm and industry

Enhanced proxy disclosure to include (i) a detailed, individual Board skills matrix that highlights our Board’s key skills and qualifications that are directly relevant to our business, strategy and operations and (ii) greater disclosure about diversity among Board members

Reaffirmed our commitment to increase gender and racial or ethnic diversity on our Board of Directors; we have nominated another highly qualified, ethnically diverse director

Enhanced our ESG practices by (i) amending the Company’s investment policy to address ESG, (ii) adopting a climate change statement, (iii) formalizing the Board’s oversight of ESG matters, (iv) further integrating climate-related risks into our risk management practices and (v) launching an ESG page on our website

The CNG Committee is committed to ensuring that our executive compensation programs and governance practices continue to drive long-term value creation. We welcome your continued feedback.

Sincerely,

The White Mountains Insurance Group Compensation/Nominating & Governance Committee

Philip A. Gelston, Chair   |   Morgan W. Davis   |   Margaret Dillon   |   Suzanne F. Shank

April 5, 2023

Compensation Discussion and Analysis

Executive Summary

Business Overview and 2022 Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating those businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on their sale. Our principal focus is to grow adjusted book value per share (“ABVPS”) because we believe, based on the trading history of our stock, that over the long term our share price growth will parallel our growth in ABVPS (see chart and discussion on page 36). Since our IPO, including dividends, White Mountains has delivered 13% annualized growth in ABVPS and 12% annualized growth in market value per share.

We finished 2022 with book value per share of $1,457 and adjusted book value per share of $1,495, increases of 24% and 26% from the prior year, respectively. The main driver of growth was the gain on our sale of NSM, which added roughly $300 to ABVPS. Good operating results at our businesses also contributed to ABVPS growth, while the decline in MediaAlpha’s share price was a drag on results.

In 2022, BAM produced record levels of gross written premiums and member surplus contributions. Ark produced an 82% combined ratio while growing gross premiums 37% year-over-year. Kudu had a good all-around year, closing three new deployments and completing two value-adding sale transactions. We successfully completed a self-tender offer this past September, repurchasing roughly $459 million worth of shares. We finished 2022 with undeployed capital of roughly $0.9 billion.

Commitment to Ongoing Shareholder Engagement

As part of our ongoing commitment to better understand the views of our shareholders with respect to our business, governance, and compensation practices, we continued our investor outreach efforts in 2022. Over the past several years, feedback received from these discussions has helped guide refinements to our executive compensation programs and governance practices, as well as enhancements to our public disclosures. A summary of these efforts in 2022, feedback received and our history of responsiveness is included below:

History of Demonstrated Responsiveness

The Board and management recognize the value of direct shareholder input and take our shareholders’ views into account in managing and overseeing the Company.

Based on regular engagement with our shareholders, we have incorporated feedback in the following ways:

  Refined our compensation plan and proxy disclosures

  Reaffirmed our commitment to Board diversity and disclosed our refreshment practices

  Enhanced our ESG practices and adopted a statement on climate change

Compensation Peer Group

As described in more detail below, the CNG Committee refers to a peer group as part of its evaluation of the Company’s compensation practices. We evaluate the executive compensation programs of these peers in terms of structure and variability of payouts in good and poor performance scenarios. We seek to structure our compensation program to be less fixed and more variable than peers. Importantly, we do not use this peer group to benchmark compensation. Unlike most of our insurance company peers, the primary responsibility of our parent company’s management is finding and executing opportunistic and value creating acquisitions and dispositions of operating businesses, rather than operating traditional insurance businesses (although our subsidiaries may operate insurance businesses). As a result, we believe benchmarking against the peer group could result in compensation that is not competitive for our talent pool. When recruiting and retaining talented professionals, we compete against private equity and investment banking opportunities more than other insurance companies, and our compensation practices must reflect this reality. The CNG Committee believes that our compensation structures closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

Following several refinements to our peer group for fiscal 2021, The CNG Committee made one change to the group to remove an acquired peer company. See page 35 for further details on our 2022 peer group.

Compensation Program Aligned with Company Performance

The current design of our compensation program consists of three primary elements: base salary, annual incentive bonus and long-term incentive compensation. Each element is structured with the primary goal of creating superior growth in our values per share over long periods of time. Highlights of our compensation program are as follows:

Elements and Structure

1 The average of growth in adjusted book value per share (ABVPS) and growth in intrinsic value per share, which is the ABVPS including franchise value step-ups to reflect the fair value of certain subsidiaries carried at book value. See Annex A for a reconciliation of growth in ABVPS and growth in intrinsic value per share.

We believe that the goal of creating superior growth in values per share over long periods of time is best pursued by utilizing a pay-for-performance program that closely aligns the financial interest of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements. To illustrate, 86% of our CEO’s 2022 target total direct compensation was linked to long-term incentives, while approximately 8% was made up of base salary, and 6% linked to annual cash bonus opportunity at target.

Chief Executive Officer:

Other NEOs*:

*	Mr. Campbell is excluded from the chart, as he no longer receives incentive grants from 2022 onwards, due to his pending retirement in 2024.

Named Executive Officers

In this CD&A, we review the philosophy of White Mountains’s executive compensation program, the compensation process, the program’s elements, and the 2022 and 2023 compensation decisions for our Named Executive Officers:

2022 Named Executive Officers
G. Manning Rountree	Chief Executive Officer
Reid T. Campbell	President
Liam P. Caffrey [1]	Executive Vice President & Chief Financial Officer
Robert L. Seelig	Executive Vice President & General Counsel
Michaela Hildreth	Managing Director & Chief Accounting Officer
1 Mr. Caffrey joined the Company as Executive Vice President & Chief Financial Officer, effective March 1, 2022.

Unless otherwise noted, the term Named Executive Officers (or “NEOs”) refers to the group of individuals listed in the above table; the term “CEO” refers to Mr. Rountree.

Business Overview, Significant Transactions, and Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on the sale of these businesses and assets.

White Mountains finished 2022 with book value per share of $1,457 and adjusted book value per share of $1,495, increases of 24% and 26% from the prior year, respectively. The main driver of growth was the gain on our sale of NSM, which generated a net gain of $876 million and added roughly $300 to ABVPS.

In 2022, BAM produced record levels of gross written premiums and member surplus contributions. Ark produced an 82% combined ratio while growing gross premiums 37% year-over-year. Kudu had a good all-around year, closing three new deployments and completing two value-adding sale transactions. We successfully completed a self-tender offer this past September, repurchasing roughly $459 million worth of shares. We finished 2022 with undeployed capital of roughly $0.9 billion.

We believe the businesses we own today and our ability to deploy capital into further opportunistic and value-oriented acquisitions position us well for the future. The Company remains focused on creating shareholder value over the long term.

Shareholder Engagement and History of Demonstrated Responsiveness

Engaging with our owners is central to our commitment to good governance and critical to maintaining our strong corporate governance practices. Our 2022 shareholder outreach was led by the Board and senior management, including our CNG Committee chair, Mr. Philip Gelston, who provided a direct line of communication between the Board and our shareholders. This year, we reached out to shareholders representing approximately 71% of our outstanding shares and met with all shareholders who accepted meetings, representing 32% of our shares outstanding. Mr. Gelston personally led discussions in meetings with shareholders representing approximately 9% of our shares outstanding. Shareholder feedback received from these meetings was shared with the entire Board and help to inform our responsiveness actions.

The main topics in our engagement meetings were our business performance and outlook, capital deployment, capital management and self-tender, executive compensation practices and our corporate governance and company culture. More specifically, we discussed the NSM sale, Ark’s performance and exposures, MAX’s outlook and developments at BAM. Our shareholders were overwhelmingly supportive of our efforts to thoughtfully redeploy and return capital generated through the successful sale of NSM. Investors shared their appreciation of White Mountains’ shareholder value creation through our effective stewardship of capital, and we heard continued support for our enhanced sustainability disclosures and ESG landing page on our Company website.

The Company’s management and Board is committed to continuing its extensive shareholder outreach program.

Compensation Philosophy

Our executive compensation policies are designed with the primary goal of creating superior growth in our values per share over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements (such as base salary, pensions, and employee benefits). To that end, the CNG Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation. To illustrate, approximately 86% of our CEO’s 2022 target total direct compensation was linked to long-term incentives, while approximately 8% was made up of base salary and 6% was target annual cash bonus opportunity.

The following principles guide and inform the CNG Committee’s efforts to deliver a highly effective executive compensation program that drives shareholder value and fosters the attraction and motivation of key talent:

Compensation Setting Process

The CNG Committee is responsible for approving our compensation programs for executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million. Our CEO annually presents to the CNG Committee his evaluation of our executives, their individual performance, achievements, and the contributions they made to the Company’s accomplishments over the past year, as well as over the most recent long-term incentive plan cycle. In connection with this evaluation, the CEO recommends to the CNG Committee appropriate compensation amounts for these executives. The CNG Committee evaluates these recommendations and also assesses the performance, responsibilities and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the CNG Committee each year (typically late February), following the availability of financial results for the prior year and the current year’s financial plan. This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle. Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Compensation Peer Group

When making new long-term incentive grants, the CNG Committee assesses the impact of different performance scenarios on potential realizable compensation. Further, in order to test our beliefs about the structure and variability of the awards we make, the CNG Committee annually reviews and considers a systematic analysis of the public compensation disclosures made by other property and casualty insurers and reinsurers that the CNG Committee considers to be peers.

Importantly, our compensation peer group is not used for benchmarking purposes, but rather to analyze whether our compensation programs are appropriately structured and to ensure they are less fixed and more variable than most other insurance and reinsurance peers.

Unlike most of our insurance company peers, the primary responsibility of our parent company’s management is finding and executing opportunistic and value creating acquisitions and dispositions of operating businesses, rather than operating traditional insurance businesses (although our subsidiaries may operate insurance businesses). As a result, we believe benchmarking against the peer group could result in compensation that is not competitive for our talent pool. When recruiting and retaining talented professionals, we compete against private equity and investment banking opportunities more than other insurance companies, and our compensation practices must reflect this reality.

In considering its analysis of compensation structure and variability, the Company uses a peer group of companies that reflects its traditional insurance competitors. The CNG Committee regularly evaluates the continuing appropriateness of this group and did so again during 2022. As a result of this review, Aspen Insurance was removed from the group, following its acquisition by Apollo Global Management.

The companies included in the analysis presented to the CNG Committee prior to it making compensation decisions in 2022 were:

2022 Peer Group
●	Alleghany Corporation	●	Enstar	●	RenaissanceRe Holdings
●	Arch Capital Group	●	Everest Re Group	●	RLI Corp.
●	Argo Group	●	Hanover	●	Selective Insurance Group
●	Assured Guaranty	●	Kinsale	●	SiriusPoint
●	Axis Capital	●	Markel Corp	●	W.R. Berkley

The CNG Committee concluded that the peer analysis supported its view that the Company’s compensation programs are more variable than most other insurance and reinsurance peers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance. The CNG Committee believes that the compensation structures that have been developed for the Company closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

Compensation Best Practices

We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

Key Compensation Highlights
What We Do	What We Do Not Do

✓   Commitment to pay for performance as evidenced by 92% of total target 2022 CEO compensation meaningfully “at risk”

✓   Half of annual LTI delivered in performance-based equity, with a three-year measurement period

✓   Formulaic annual incentive program, based on pre-determined goals

✓   Clawback policy for annual and long-term incentive plans

✓   Double-trigger change-in-control provisions

✓   Annual Say-On-Pay vote

✓   Share ownership guidelines for executive officers and directors

   No hedging of Company securities

  No executive pensions

   No single-trigger vesting of equity-based awards upon change-in-control

   No excise tax gross-ups upon change-in-control

   No dividends on unvested performance shares or restricted shares

   No long-term employment agreements

   No excessive perquisites or benefits

Superior Track Record and the Alignment of Growth in ABVPS and Market Value Per Share

From our IPO in 1985 through year-end 2022, we have delivered 13% annualized growth in ABVPS and 12% annualized growth in market value per share to our shareholders. Importantly, as seen in the chart below, ABVPS and market value per share have generally moved in tandem over the last thirty-five years, despite short-term fluctuations. This is a core factor supporting the CNG Committee’s selection of incentive plan performance metrics that relate to growth in book value per share.

Compensation for 2022

The principal elements of compensation for our executives in 2022 - base salary, annual incentive bonuses and long-term incentive compensation - are discussed below.

2022 Target Annual Direct Compensation Mix

*	Mr. Campbell is excluded from the chart, as he no longer receives long-term incentive grants from 2022 onwards, due to his pending retirement in February 2024.

1.	Base Salary

As discussed above under “Compensation Philosophy”, the Company’s compensation program emphasizes variable long-term incentive compensation, rather than fixed entitlements. Accordingly, we pay our executive officers salaries that we believe to be below market. In 2022, base salaries for Named Executive Officers remained capped at $500,000.

2.	Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers, which make up a small percentage of each NEO’s target total annual compensation – approximately 6% for our CEO, and 12% on average for the other NEOs in 2022 – as the bulk of our executive officers’ compensation opportunity is tied to long-term incentives. Each NEO participates in the annual bonus pool applicable to the parent holding companies. For 2022, the target bonus pool was $7.5 million for 57 employees.

Under our formulaic annual bonus program, the level of payout is determined by reference to the Company’s growth in CVPS, which is defined by the CNG Committee as the average of growth in ABVPS and growth in “intrinsic business value per share”, which is the ABVPS including franchise value step-ups to reflect the fair value of certain subsidiaries carried at book value. In choosing this metric for the annual bonus program, the CNG Committee recognized that this is the same metric as used in a portion of the Company’s long-term incentives (albeit for a different time period). The CNG Committee considered a number of other metrics but concluded that no other metric is as pertinent to our business as CVPS. CVPS is the metric that the Board and the management team focus on because it is linked to growth in book value per share metrics, which we believe is what ultimately drives growth in our share price. The 2022 annual bonus pool could range from 0% to 200% of target, based on the harvest scale of 4%-9%-14% growth in CVPS.

For our executive officers, the CNG Committee maintains the discretion to decrease the individual annual bonus payouts after the quantitative formula has been applied, however it does not have discretion to increase payouts. Our executive officers cannot receive more than the formulaic result.

For 2022, the NEOs had target annual bonuses of 75% of salary, which was unchanged from the prior year and is continued into 2023. Based on the Company’s performance of a 24% increase in CVPS in 2022, the CNG Committee awarded the NEOs bonuses of 200% of target. The below table excludes a $325,000 sign-on bonus that was paid to Mr. Caffrey upon joining the Company in March 2022, which was part of a $975,000 sign-on bonus payable in three equal annual installments. In the event Mr. Caffrey voluntarily terminates his employment prior to March 15, 2024, he must reimburse the Company for any portion of the sign-on bonus he has received.

	2022 Annual Bonus Decisions
Executive	Target Bonus	Earned Bonus	% of Target
G. Manning Rountree	$375,000	$750,000	200%
Reid T. Campbell	$375,000	$750,000	200%
Liam P. Caffrey [1]	$375,000	$750,000	200%
Robert L. Seelig	$375,000	$750,000	200%
Michaela Hildreth	$375,000	$750,000	200%
[1] Excludes a $325,000 sign-on bonus that was paid to Mr. Caffrey upon joining the Company in March 2022.

3. Long-Term Incentive Compensation

Long-term equity awards generally consist of an equal mix of restricted shares and performance shares, rewarding long-term value creation and aligning executives’ interests with shareholders’ interests. Restricted shares are subject to a three-year cliff-vesting provision, instead of annual vesting, in order to promote retention that balances incentives to redeploy capital aggressively and to remain patient for good opportunities. The number of WTM common shares earned from a grant of performance shares can range from 0%-200% of target, based on after-tax annual growth in CVPS over the three-year performance cycle.

The CNG Committee selected performance metrics that relate to growth in book value per share because it continues to believe these metrics ultimately drive growth in our share price. The market value of our shares is not included as a direct measure of performance, but it determines the ultimate value of earned performance and restricted share awards.

From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the change in CVPS during the prior year, rather than focusing on changes in market values. This is consistent with our view that the change in book value per share and related metrics provides a better view of the change in value of the Company than metrics reflecting short-term market price fluctuations. In addition, we generally limit total annual share grants to employees to be equal to or less than 1% of the Company’s outstanding shares. For each of the past five grant cycles (from 2019-2021 to 2023-2025), we adhered to this guideline.

2022 Long-Term Incentive Grants: For the CEO and each of our other NEOs, the annual 2022 long-term incentive awards were allocated 50% as performance shares and 50% as restricted shares, consistent with prior years. With respect to the total grants made to employees across the Company, the CNG Committee granted 26,450 target shares for the 2022-2024 performance cycle, which represented a 2% decrease, year over year, in the number of shares granted. These grants totaled approximately 0.9% of the then outstanding shares. The restricted shares are subject to a three-year cliff vesting provision based on continuous service, in order to promote retention of key executive talent. The performance shares vest in a range of 0% - 200% of target, following a three-year performance period.

For the 2022-2024 performance period, the CNG Committee established a target of 9% annual growth in CVPS as the performance target that would result in the payout of 100% of the target performance shares. There would be no payout for annual growth of 4% or less, and annual growth of 14% or more would be required for a payout of 200%. In setting this performance scale, the CNG Committee’s goal was to set a performance target that was reasonable, but with an appropriate degree of stretch. Importantly, the 9% target was roughly equal to the Company’s long-term equity return target of the yield on the 10-year Treasury plus 700 basis points. In addition, the CNG Committee considered that the one-year performance scale for the 2022 annual bonus program was the same as the three-year average performance scale being set for the 2022-2024 performance shares. The Committee determined that this scale was appropriate due to the factors discussed above and their applicability over a longer time frame (which equates to aggregate growth of 12%-30%-48% over a three-year period).

A detailed breakdown of the 2022 grants is included in the table below:

	2022 Long-Term Incentive Grants
	Grant Date	Restricted Shares		Performance Shares		Total 2022 LTI Grant Value
Executive		# Shares	Grant Value	# Shares	Grant Value
G. Manning Rountree	2/24/2022	2,700	$ 2,802,141	2,700	$ 2,802,141	$ 5,604,282
Liam P. Caffrey	2/24/2022	1,250	$ 1,297,288	1,250	$ 1,297,288	$ 2,594,975
Robert L. Seelig	2/24/2022	1,250	$ 1,297,288	1,250	$ 1,297,288	$ 2,594,975
Michaela Hildreth	2/24/2022	750	$ 778,373	750	$ 778,373	$ 1,556,745
1 Mr. Campbell no longer receives long-term incentive grants from 2022 onwards, due to his pending retirement in February 2024.

In determining the amount of new long-term incentive compensation grants for 2022 for our NEOs, the CNG Committee assessed each executive’s scope of authority and ability to impact the success of the Company. Based on the CNG Committee’s general experience, familiarity with the Company and its compensation practices and the recommendation of the CEO (for NEOs other than himself), the CNG Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.

Mr. Campbell did not receive a long-term incentive grant in 2022, as he no longer receives long-term incentive grants from 2022 onwards, due to his pending retirement in February 2024.

Payout of 2020-2022 Performance Cycle: For the 2020-2022 performance cycle, long-term incentives were granted to the NEOs as follows: 50% as performance shares and 50% as restricted shares. For the performance shares, which matured at the end of 2022, 7% annual growth in CVPS was the performance target for a payout of 100% of the target performance shares. Annual growth of 2% or less would have resulted in no payout and annual growth of 12% or more would have resulted in a payout of 200%. At its meeting in February 2023, based on an average annual growth in CVPS of 15.6% during the 2020-2022 performance cycle, the CNG Committee confirmed that the payout that was earned was 200% of target.

2020-2022 Performance Share Cycle
Executive	Target Shares	Performance Scale (min / target / max)	Actual Annual Growth	Payout %	Shares Earned
G. Manning Rountree	2,700	2% - 7% - 12%	15.6%	200%	5,400
Reid T. Campbell	1,800	2% - 7% - 12%	15.6%	200%	3,600
Robert L. Seelig	900	2% - 7% - 12%	15.6%	200%	1,800
Michaela Hildreth	400	2% - 7% - 12%	15.6%	200%	800
Note: Mr. Caffrey joined the Company on March 1, 2022 and therefore had not received a 2020 performance share grant.

2023 Compensation Actions

The CNG Committee increased the limit for executive officer base salaries from $500,000 to $600,000 effective in 2023, the first such increase since 2008. This change was made to create room for salary differentiation across the full management team and address inflationary pressures. Executive officers continue to have 75%-of-salary target bonus opportunities which remain unchanged from 2022. Their salary and bonus target levels continue to reflect the CNG Committee’s long-standing philosophy of linking a vast majority of executives’ compensation to long-term incentives in order to align their interests with those of our shareholders, as opposed to awarding high levels of fixed cash compensation.

Further, the design of our executive officers’ 2023 annual bonus plan will be similar to the plan in effect for 2022, with payouts tied to annual growth in CVPS and a harvest scale of 6%-11%-16% for threshold / target / maximum payout levels.

2023 Long-term Incentive Grants. In February 2023, the CNG Committee made new long-term incentive grants to the NEOs (other than Mr. Campbell) based on the same factors described above with respect to grants made in 2022 and allocated 50% as performance shares and 50% as restricted shares. With respect to the total grants made to employees across the Company, the CNG Committee granted 21,790 target shares for the 2023-2025 performance cycle, which represents an 18% decrease, year over year, in the number of shares granted. These grants totaled approximately 0.8% of the then outstanding shares.

The CNG Committee set a performance target of 11% annual growth in CVPS, which was slightly above the Company’s long-term equity return target of the yield on the 10-year Treasury plus 700 basis points. The CNG Committee determined that 11% annual growth in CVPS is an appropriately challenging target for a payout of 100% of the target performance shares for the 2023-2025 performance cycle. Annual growth of 6% or less would result in no payout, and annual growth of 16% or more would result in a payout of 200%.

Performance Cycle	Target Shares Granted	% Change from Prior Year	Performance Target (min / target / max)
2023 – 2025	21,790	(18%)	6% -11% - 16%
2022 – 2024	26,450	(2%)	4% - 9% - 14%
2021 – 2023	26,950	(4%)	3% - 8% - 13%
2020 – 2022	28,110	(10%)	2% - 7% - 12%
2019 – 2021	31,200	16%	2% - 7% - 12%

The CNG Committee believes this target and scale properly incentivize management to manage our businesses efficiently, without taking inappropriate risks.

Share Ownership Guidelines for Executive Officers

The CNG Committee has established share ownership guidelines for our executive officers. According to the guidelines, our CEO and EVPs are required to hold Company shares with a value of 10x salary, while other executive officers are required to hold Company shares with a value of 3x salary. Shares received upon vesting must be held until the executive is in compliance with the guideline. Unvested restricted shares will count toward satisfaction of the guideline, while unvested performance shares will not count. As of December 31, 2022, all NEOs were in compliance with the guidelines.

Clawback Policy

The Company has adopted a clawback policy applicable to bonuses and long-term incentive awards. If the Company restates any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated. If the misconduct involved fraud, then in addition to other actions the Board will mandatorily seek such reimbursement.

The Company is in the process of revising its clawback policy to comply with recently enacted SEC and stock exchange rules at the time such rules become effective.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans. Benefit accruals under all our U.S. qualified defined benefit pension plans and all our U.S. supplemental defined benefit pension plans were frozen for all employees in 2002.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives. The primary perquisite is limited personal use of corporate aircraft.

We allow our NEOs to use our corporate aircraft from time to time for personal reasons. The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the NEO. For tax purposes, we comply with IRS regulations. We do not “gross-up” our NEOs for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our NEOs also participate in our benefit plans on the same terms as our other employees. These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our NEOs do not receive director fees for serving on the Company’s board of directors or for serving on the boards of our wholly-owned or majority-owned subsidiaries. However, those NEOs who serve on the boards of other companies in which we have a minority interest may receive director fees from those companies. We consider those board fees when evaluating the compensation of our NEOs.

Compensation Arrangement for Mr. Caffrey

We have no long-term employment agreements with our NEOs although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during a period of up to their first three years with the Company.

On December 2, 2021, the Company announced that Mr. Caffrey would become its Executive Vice President and Chief Financial Officer on March 1, 2022. In connection with Mr. Caffrey’s hiring, the Company agreed to the following terms, which the CNG Committee believes were reasonably negotiated and aligned with market practices:

1)	base salary of $500,000.

2)	participation in the Company’s annual and long-term incentive plans:

●	annual bonus target of 75% of base salary

●	long-term incentive grant for the 2022-2024 cycle of 1,250 restricted shares and 1,250 performance shares.

3)	a $975,000 sign-on bonus payable in three equal annual installments

●	in the event that Mr. Caffrey voluntarily terminates his employment prior to March 15, 2024, he must reimburse the Company for any portion of the sign-on bonus he has received.

4)	in the event the Company terminates Mr. Caffrey’s employment, other than for cause, prior to March 15, 2024, Mr. Caffrey will be entitled to a payment of $875,000, the payment of any unpaid installments of his sign-on bonus and the continued vesting of any then outstanding long-term incentives.

Severance Agreements; Change in Control

Severance benefits, if any, for our NEOs are determined by the CNG Committee in its sole discretion. Executive officers of our operating subsidiaries participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives decide to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, our general practice has been to enter into arrangements that would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

We have no standalone change in control agreements with our NEOs. However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part. Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Compensation/Nominating & Governance Committee Report

The Compensation/Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation/Nominating & Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Philip A. Gelston, Chair

Morgan W. Davis

Margaret Dillon

Suzanne F. Shank

Summary Compensation Table

The following table presents compensation in 2022, 2021 and 2020 for the Company’s CEO, CFO, former CFO and its two other most highly compensated executive officers (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (b) ($)	Stock Awards Granted (c) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compensation (d) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (e) ($)	Total ($)
G. Manning Rountree	2022	500,000	-	5,604,282	-	750,000	-	337,472	7,191,754
Chief Executive Officer	2021	500,000	-	6,478,434	-	-	-	207,135	7,185,569
	2020	500,000	-	5,788,476	-	750,000	-	132,152	7,170,628
Liam P. Caffrey (a)	2022	421,154	325,000	2,594,575	-	750,000	-	325,146	4,415,875
Executive Vice President & Chief Financial Officer
Reid T. Campbell (a)	2022	500,000	-	-	-	750,000	-	235,706	1,485,706
President &	2021	500,000	-	4,318,956	-	-	-	219,247	5,038,203
Former Chief Financial Officer	2020	500,000	-	3,858,984	-	750,000	-	146,398	5,255,382
Robert L. Seelig	2022	500,000	-	2,594,575	-	750,000	-	113,144	3,957,719
Executive Vice President &	2021	500,000	-	2,399,420	-	-	-	95,207	2,994,627
General Counsel	2020	500,000	-	1,929,492	-	750,000	-	29,484	3,208,976
Michaela Hildreth	2022	488,462	-	1,556,745	-	750,000	-	23,769	2,818,976
Managing Director &	2021	417,308	-	1,439,652	-	-	-	55,176	1,912,136
Chief Accounting Officer

(a)	On March 1, 2022, Mr. Caffrey was appointed Executive Vice President & Chief Financial Officer of the Company. The former Chief Financial Officer, Mr. Campbell, became President of the Company on that date.

(b)	For Mr. Caffrey, the amount in 2022 represents a sign-on award of $325,000 paid to him upon joining the Company. See “Compensation Discussion and Analysis.”

(c)	Represents the grant date market value of WTM performance shares granted in 2022, 2021 and 2020 and WTM restricted shares issued in 2022, 2021 and 2020. The WTM performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(d)	In 2019, the annual incentive bonus program for named executive officers changed to a formulaic program, with the level of payout determined by reference to the Company’s growth in Compensation Value Per Share (“CVPS”). Amounts presented in 2022 represent annual incentive awards paid in cash in March 2023 for performance in the year ended December 31, 2022. Company performance in the year ended December 31, 2021 resulted in a level of growth in CVPS that produced no payout in March 2022 to the named executive officers. Amounts presented in 2020 represent annual incentive awards paid in cash in March 2021 for performance in the year ended December 31, 2020. See “Compensation Discussion and Analysis.”

(e)	See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2022, 2021 and 2020:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends (c) ($)	Company contributions to 401(k) plan ($)	Employee stock ownership plan ($)	Severance ($)	Other Personal benefits (d) ($)	Total ($)
G. Manning Rountree	2022	90,000	229,463	-	13,725	4,284	-	-	337,472
	2021	90,000	96,954	3,000	13,050	4,131	-	-	207,135
	2020	90,000	19,340	6,000	12,825	3,987	-	-	132,152
Liam P. Caffrey	2022	-	277,456	-	13,725	-	-	33,965	325,146

Reid T. Campbell	2022	90,000	127,697	-	13,725	4,284	-	-	235,706
	2021	90,000	110,066	2,000	13,050	4,131	-	-	219,247
	2020	90,000	35,586	4,000	12,825	3,987	-	-	146,398
Robert L. Seelig	2022	-	95,135	-	13,725	4,284	-	-	113,144
	2021	-	77,026	1,000	13,050	4,131	-	-	95,207
	2020	-	9,872	2,800	12,825	3,987	-	-	29,484
Michaela Hildreth	2022	-	-	-	13,725	4,284	-	5,760	23,769
	2021	-	35,675	400	13,050	4,131	-	1,920	55,176

(a)	Amounts represent director fees paid by BAM.

(b)	Amounts represent the aggregate incremental cost to the Company for the use of aircraft that were not otherwise in use for business. For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use. For third party aircraft services, the incremental cost is the amount invoiced to the Company by the third-party aircraft provider.

(c)	Amounts represent dividends paid on restricted shares. Beginning in 2020, restricted share dividends are paid when vested, which, for the 2020-2022 cycle, occurred on January 1, 2023.

(d)	Represents relocation expenses paid by the Company on behalf of Mr. Caffrey and parking garage rental fees paid by the Company on behalf of Ms. Hildreth.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers that received such awards during 2022:

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (c) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (d) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Manning Rountree		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/24/22	WTM Performance Shares	-	-	-	0	2,700	5,400	-	-	-	2,802,141
	2/24/22	WTM Restricted Shares	-	-	-	-	-	-	2,700	-	-	2,802,141
Liam P. Caffrey		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/24/22	WTM Performance Shares	-	-	-	0	1,250	2,500	-	-	-	1,297,288
	2/24/22	WTM Restricted Shares	-	-	-	-	-	-	1,250	-	-	1,297,288
Reid T. Campbell		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/24/22	WTM Performance Shares	-	-	-	-	-	-	-	-	-	-
	2/24/22	WTM Restricted Shares	-	-	-	-	-	-	-	-	-	-
Robert L. Seelig		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/24/22	WTM Performance Shares	-	-	-	0	1,250	2,500	-	-	-	1,297,288
	2/24/22	WTM Restricted Shares	-	-	-	-	-	-	1,250	-	-	1,297,288
Michaela Hildreth		Annual Incentive Bonus	0	375,000	750,000	-	-	-	-	-	-	-
	2/24/22	WTM Performance Shares	-	-	-	0	750	1,500	-	-	-	778,373
	2/24/22	WTM Restricted Shares	-	-	-	-	-	-	750	-	-	778,373

(a)	These columns indicate the range of payouts (0%, 100% and 200%) targeted for fiscal 2022 performance under our Annual Incentive Bonus Plan as described in “Compensation Discussion and Analysis” in this proxy statement. The actual payout with respect to fiscal 2022 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(b)	Messrs. Rountree, Caffrey, Seelig and Ms. Hildreth were granted WTM performance shares for the 2022-2024 performance cycle. For the 2022-2024 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan for all NEOs is an 9% average growth in CVPS. Average growth of 4% or less would result in no payout and average growth of 14% or more would result in a payout of 200%.

(c)	Messrs. Rountree, Caffrey, Seelig and Ms. Hildreth were granted WTM restricted shares that vest on January 1, 2025.

(d)	Represents the grant date fair value (based on a market price on the date of grant) as determined in accordance with ASC Topic 718 without regard to forfeitures. Assuming a maximum 200% payout, the grant date fair value of the WTM performance shares granted to Messrs. Rountree, Caffrey, Seelig and Ms. Hildreth would be $5,604,282, $2,594,575, $2,594,575 and $1,556,745.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2022:

Name		Option Awards					Stock Awards (a)(b)(c)
	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Manning Rountree	WTM Performance Shares	-	-	-	-	-	-	-	5,400	15,290,964
	WTM Restricted Shares	-	-	-	-	-	8,100	11,456,073	-	-
Liam P. Caffrey	WTM Performance Shares	-	-	-	-	-	-	-	1,250	3,538,325
	WTM Restricted Shares	-	-	-	-	-	1,250	1,767,913	-	-
Reid T. Campbell	WTM Performance Shares	-	-	-	-	-	-	-	1,800	5,098,788
	WTM Restricted Shares	-	-	-	-	-	3,600	5,091,588	-	-
Robert L. Seelig	WTM Performance Shares	-	-	-	-	-	-	-	2,250	6,370,985
	WTM Restricted Shares	-	-	-	-	-	3,150	4,455,140	-	-
Michaela Hildreth	WTM Performance Shares	-	-	-	-	-	-	-	1,350	3,822,591
	WTM Restricted Shares	-	-	-	-	-	1,750	2,475,078	-	-

(a)	Equity incentive plan awards not yet vested at December 31, 2022 for Messrs. Rountree, Caffrey, Campbell, Seelig and Ms. Hildreth include 2,700, 1,250, 0, 1,250 and 750 target WTM performance shares, respectively, for the 2022-2024 performance cycle and 2,700, 0, 1,800, 1,000 and 600 target WTM performance shares, respectively, for the 2021-2023 performance cycle. Payout values for WTM performance shares are shown at 200% of target for both the 2022-2024 and the 2021-2023 performance cycles and based on the December 31, 2022 closing market price ($1,414.33) including dividends declared since the grant date.

(b)	Stock awards not yet vested at December 31, 2022 for Messrs. Rountree, Caffrey, Campbell, Seelig and Ms. Hildreth include 2,700, 1,250, 0, 1,250 and 750 WTM restricted shares, respectively, that vest on January 1, 2025; 2,700, 0, 1,800, 1,000 and 600 WTM restricted shares, respectively, that vest on January 1, 2024; and 2,700, 0, 1,800, 900 and 400 WTM restricted shares, respectively, that vest on January 1, 2023. Market values are based on the December 31, 2022 closing market price ($1,414.33).

(c)	Excludes WTM performance shares for the 2020-2022 performance cycle, which vested on December 31, 2022. See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents stock awards that vested in 2022 for each of the Named Executive Officers. No option awards were exercised by the Named Executive Officers during 2022.

Name	Option Awards Exercised		Stock Awards Vested
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Manning Rountree	-	-	WTM Performance Shares	(a)	5,400	8,252,388
			WTM Restricted Shares	(b)	3,000	3,041,700
Liam P. Caffrey	-	-	WTM Performance Shares	(a)	-	-
			WTM Restricted Shares	(b)	-	-
Reid T. Campbell	-	-	WTM Performance Shares	(a)	3,600	5,501,592
			WTM Restricted Shares	(b)	2,000	2,027,800
Robert L. Seelig	-	-	WTM Performance Shares	(a)	1,800	2,750,796
			WTM Restricted Shares	(b)	1,000	1,013,900
Michaela Hildreth	-	-	WTM Performance Shares	(a)	800	1,222,576
			WTM Restricted Shares	(b)	400	405,560

(a)	Represents 2,700, 0, 1,800, 900 and 400 target WTM performance shares awarded for the 2020-2022 performance cycle to Messrs. Rountree, Caffrey, Campbell, Seelig and Ms. Hildreth, respectively, which became fully vested on December 31, 2022 at 200% of target. Value realized on vesting is based on the average of the closing price of common shares for the 5 days preceding the CNG Committee meeting on February 22, 2023, as determined by the CNG Committee, plus dividends declared since the cycle was granted in 2020.

(b)	The amounts represent WTM restricted shares for the 2019-2021 cycle that vested on January 1, 2022.

Pay Versus Performance

The following table presents “Compensation Actually Paid” to the Principal Executive Officer (“PEO”) and the “Average Compensation Actually Paid” to the Non-PEO NEOs in 2022, 2021 and 2020, as calculated pursuant to recently adopted SEC rules.

Year (1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions $)	Annual Growth in Compensation Value per Share(4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
2022	7,191,754	23,147,640	3,169,569	7,992,051	127.17	151.65	792.8	23.9%
2021	7,185,569	4,639,595	2,906,827	2,095,752	91.08	127.58	(275.4)	-1.2%
2020	7,170,628	13,792,568	3,966,751	6,747,315	89.81	106.96	708.7	24.0%

(1)	The PEO and Non-PEO NEOs for the applicable years were as follows:

2022: Mr. Rountree served as PEO and Messrs. Caffrey, Campbell, Seelig and Ms. Hildreth served as Non-PEO NEOs

2021: Mr. Rountree served as PEO and Messrs. Bazos, Campbell, Seelig and Ms. Hildreth served as Non-PEO NEOs

2020: Mr. Rountree served as PEO and Messrs. Bazos, Campbell, Seelig and Palmer served as Non-PEO NEOs

(2)	The amounts reported as “Compensation Actually Paid” to our PEO and “Average Compensation Actually Paid” to our Non-PEO NEOs in each of 2022, 2021 and 2020 represent the respective amounts as determined in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to our PEO or Non-PEO NEOs during the applicable year. The Summary Compensation Table totals reported for the PEO and the average of the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

	2022		2021		2020
	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)

Summary compensation table total	7,191,754	3,169,569	7,185,569	2,906,827	7,170,628	3,966,751

Less: Value Reported in the SCT of Stock Awards Granted in the Covered Year	(5,604,282)	(1,686,474)	(6,478,434)	(2,039,507)	(5,788,476)	(2,599,455)

Plus: Year-end Value for Stock Awards Granted in the Covered Year	11,461,473	3,449,054	4,107,645	1,293,148	8,110,746	3,642,326

Change in Fair Value of Unvested Stock Awards from Prior Years that Remain Unvested	9,901,354	3,003,988	(1,500,285)	(528,501)	4,311,657	1,742,497

Change in Fair Value of Stock Awards from Prior Years that Vested in Covered Year	197,341	55,912	1,325,100	463,785	(11,987)	(4,804)

Compensation Actually Paid	23,147,640	7,992,051	4,639,595	2,095,752	13,792,568	6,747,315

(3)	Peer Group Total Shareholder Return reflects the S&P 500 Property & Casualty Insurance Index as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended December 31, 2022. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount had been invested on December 31, 2019.

(4)	CVPS is the average of growth in adjusted book value per share (ABVPS) and growth in intrinsic value per share, which is the ABVPS including franchise value step-ups to reflect the fair value of certain entities carried at book value. See Annex A for a reconciliation of growth in ABVPS and growth in intrinsic value per share.

Financial Performance Measures

As described in more detail in “Compensation Discussion & Analysis” beginning on page 29, our approach to executive compensation is designed with the primary goal of creating superior growth in our values per share over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements (such as base salary, pensions, and employee benefits). Annual growth in CVPS determines the level of payout under our formulaic annual bonus program, and annual growth in CVPS over the three-year performance cycle determines the number of shares earned from each grant of performance shares. The market value of our shares is not included as a direct measure of performance, but it determines the ultimate value of earned performance and restricted share awards. The most important financial measure used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s NEOs for 2022 to the Company’s performance is Growth in CVPS.

Relationship Between Pay and Performance

In 2022, strong growth in CVPS positively correlated with growth in compensation actually paid for the following reasons. Based on the Company’s performance of 23.9% growth in CVPS in 2022, the PEO and NEOs received bonuses of 200% of target for 2022. During 2022, the fair value of all performance shares included in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs increased significantly as (1) the level of growth in CVPS resulted in higher projected payout percentages on all outstanding performance cycles and (2) the Company’s share price increased by 39.5% during 2022. The fair value of all restricted shares outstanding used in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs also increased in 2022 as a direct result of the 39.5% increase in the Company’s share price during the year. The increase in the Company’s net income also positively correlated with growth in compensation actually paid as net income drove the increase in CVPS. The Company’s TSR also positively correlated with the level of compensation actually paid, though not as much as growth in CVPS, as the increase in share price partially accounted for the increase in value in outstanding performance share and restricted shares.

In 2021, negative growth in CVPS correlated with a decrease in compensation actually paid. For 2021, the PEO and NEOs received no bonuses and projected payout percentages on outstanding performance share decreased from the prior year end. The decrease in the Company’s net income also correlated with the decrease in compensation actually paid as the net loss drove the decrease in CVPS. The Company’s TSR of 1.4% somewhat correlated with the lower level of compensation actually paid. The small increase in the value of each restricted share and performance share outstanding was more than offset by the reduction in the projected payout percentages on all outstanding performance share cycles due to the negative growth in CVPS.

In 2020, strong growth in CVPS correlated with growth in compensation actually paid. For 2020, the PEO and NEOs received bonuses of 200% of target and projected payout percentages on outstanding performance share cycles increased during the year. The increase in the Company’s net income also positively correlated with growth in compensation actually paid as net income drove the increase in CVPS. The Company’s TSR was not correlated with the level of compensation actually paid, as the decrease in share price was more than offset by the increase in the projected payout percentages on all outstanding performance share cycles due to the growth in CVPS.

The following chart provides a graphical representation of the Company’s three-year cumulative TSR versus our industry peer group, the S&P 500 Property & Casualty Insurance Index.

Pension Benefits

The Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains in 2022.

Nonqualified Deferred Compensation

The Named Executive Officers did not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2022.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company. See “Compensation Arrangement for Mr. Caffrey” on page 42.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares become vested and WTM performance shares become payable in full or in part. Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2022.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2022, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Involuntary Termination of Employment

In the case of Mr. Caffrey, had he been terminated without cause on December 31, 2022, he would have been entitled to receive $1,525,000 and full vesting of his long-term incentives. Had any of our other Named Executive Officers been terminated without cause on December 31, 2022, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Retirement

Had any of our Named Executive Officers retired on December 31, 2022, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Death or Disability

Had any of our Named Executive Officers employed as of December 31, 2022 died or become disabled on that date, they would have been entitled to pro rata vesting of their WTM performance shares and full vesting of their restricted shares. Under this scenario, Messrs. Rountree, Caffrey, Campbell, Seelig, and Ms. Hildreth would have been entitled to receive $22,949,046, $2,358,883, $11,902,572, $8,546,224 and $4,532,456, respectively.

For purposes of computing the amounts above, the WTM performance shares were valued at the December 31, 2022 common share closing market price ($1,414.33) including dividends since grant. The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2020-2022 performance cycle, values are shown at actual performance of 200%. Restricted shares were valued at the December 31, 2022 common share closing market price including dividends since grant.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2022 to any of our Named Executive Officers employed as of that date, they would have been entitled to full vesting of their WTM performance shares at up to 200% of target and full vesting of their restricted shares. Under this scenario, Messrs. Rountree, Caffrey, Campbell, Seelig and Ms. Hildreth would have been entitled to receive $34,416,819, $6,832,488, $15,301,764, $13,383,269 and $7,434,683, respectively.

For purposes of computing the amounts above, the WTM performance shares, including the 2020-2022 performance cycle, were shown at 200% of target. The WTM performance shares were valued at the December 31, 2022 common share closing market price ($1,414.33) including dividends since grant. Restricted shares were valued at the December 31, 2022 common share closing market price including dividends since grant.

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

Our CNG Committee has adopted a compensation program for our non-employee directors that is focused on:

●	attracting and retaining highly-qualified directors with a diversity of skills, backgrounds and experiences

●	appropriately valuing the significant time and travel commitment required for our non-employee directors

●	encouraging directors’ ownership of our common shares to further the alignment of their interests with those of our shareholders

To that end, our non-employee director compensation program in effect for fiscal 2022 included the following elements:

●	an annual cash retainer of $135,000

●	an annual equity retainer of 225 common shares

●	an additional retainer of $100,000 and 90 common shares for our Board Chair

●	an additional cash retainer of $15,000 for all members of the Audit Committee

●	additional annual retainers (in addition to member retainer) of $35,000 and $25,000 for chairs of the Audit Committee and all other committees, respectively

Our non-employee directors are not provided with any benefits other than participating in our employee matching gift program on the same terms as our employees, matching gifts up to $10,000 per participating individual.

As described in the notes to the table below, due to his extensive insurance industry expertise, Mr. Davis served on the board of NSM Group, a subsidiary of the Company until its sale in August 2022. For his service, he received director fees, paid by NSM Group, which are included under “All Other Compensation.”

The following table summarizes director compensation for 2022 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (c) ($)	Total ($)
Peter M. Carlson	185,000	275,414	-	-	-	10,000	470,414
Mary C. Choksi	160,000	275,414	-	-	-	10,000	445,414
Morgan W. Davis	235,000	385,579	-	-	-	15,000	635,579
Margaret Dillon	150,000	275,414	-	-	-	-	425,414
Philip A. Gelston	175,000	275,414	-	-	-	4,250	454,664
Suzanne F. Shank	135,000	275,414	-	-	-	-	410,414
David A. Tanner	150,000	275,414	-	-	-	-	425,414

(a)	Mr. Rountree does not receive any additional compensation for his role as a director. Non-management directors receive an annual cash retainer of $135,000. Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Board ($100,000), Chairman of the Audit Committee ($35,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers were all paid in cash. Retainers relate to the period from May 2022 to May 2023, inclusive, and are typically pro-rated for partial year service.

(b)	On May 26, 2022, all non-management directors received an annual grant of 225 common shares. Mr. Davis received an additional 90 common shares for his role as Chairman of the Board. All common shares issued were valued at $1,224.06 per share, the market price on the date the shares were granted.

(c)	Amounts shown for Messrs. Carlson, Choksi and Gelston represent matching payments from a company-sponsored charitable gift program. Amount shown for Mr. Davis represents $15,000 in director fees paid to him by NSM Group prior to its sale in August 2022.

CEO PAY RATIO

CEO Pay Ratio

Below is (i) the 2022 annual total compensation of our CEO; (ii) the 2022 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$7,191,754
Median Employee Annual Total Compensation	$71,238
CEO to Median Employee Pay Ratio	101:1

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology is explained below:

(1)	Determined Employee Population. We began with our global employee population as of December 31, 2022, including full-time and part-time workers employed by our Company and consolidated subsidiaries, but excluding our CEO.

(2)	Identified the Median Employee. To identify the median employee, we calculated compensation for each employee using (i) annual base salary including estimated overtime pay as of December 31, 2022, (ii) cash incentives earned in 2022, (iii) WTM performance shares and WTM performance units vested on December 31, 2022, and (iv) WTM restricted shares vested on January 1, 2023. Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2022.

(3)	Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2022 in accordance with SEC rules for preparing the Summary Compensation Table. We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2022, there were no Transactions with Related Persons that required Audit Committee approval.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022, with respect to the common shares that may be issued under the Company’s existing incentive compensation plans. Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Compensation/ Nominating & Governance Committee.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			64,018 (a)

Performance shares	40,050 (b)	$ 0

(a)	Represents the amount of WTM shares available for issuance at target under the WTM Incentive Plan as of December 31, 2022. To the extent granted as WTM performance shares, such shares could be earned at 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation/Nominating & Governance Committee. As of April 1, 2023, 53,067 common shares remained available for issuance.

(b)	Represents the target amount of WTM performance shares outstanding as of December 31, 2022, which includes 13,350 target performance shares for the 2020-2022 performance cycle that were settled in March 2023.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2022, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2022, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and (3) received the written disclosures and the letter from PwC required by the applicable PCAOB rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2022 and 2021 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to Shareholders at the 2023 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Peter M. Carlson, Chair

Margaret Dillon

Philip A. Gelston

David A. Tanner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC. Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financial statements. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2022 and 2021 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2022 and 2021 are described below. PwC does not provide any services to the Company that are prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2022 and 2021:

	2022(e)	2021(e)

Audit Fees (a)	$ 4,601,941	$ 5,454,328

Audit-Related Fees (b)	685,000	588,750

Tax Fees (c)	683,243	364,922

All Other Fees (d)	6,473	8,370

(a)	The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)	The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations related to certain transactions and (2) services in connection with certain transactions.

(c)	The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)	The fees in this category were for access to PwC’s proprietary technical accounting research and financial statement disclosure software tools.

(e)	The fees reported include expense reimbursements of $173,980 and $173,494 in 2022 and 2021, respectively.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, in this Proposal 2 we are asking you to provide approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement dated April 5, 2023, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the Company’s primary goal of creating superior growth in our values per share over long periods of time, as well as motivating and retaining our key executives. The compensation of our named executive officers is heavily weighted toward variable long-term compensation, the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 29 of this proxy statement, as well as the 2022 summary compensation table and related compensation tables and narrative, beginning on page 44, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation/Nominating & Governance Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 2 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, in this Proposal 3 we are required to ask you to vote on whether future advisory votes on named executive officer compensation should occur every year, every two years or every three years.  You are able to specify one of four choices on your proxy card: 1YR, 2YRS, 3YRS or ABSTAIN.  You are not voting to approve or disapprove the Board’s recommendation.  This advisory vote on the frequency of future advisory votes on executive compensation is non-binding.  The Company currently holds annual, non-binding, advisory votes on executive compensation.

The Board understands that there are differing views as to what is an appropriate frequency for advisory votes on executive compensation.  Based on shareholder feedback, we believe that a significant portion of our investors would prefer an annual advisory vote on executive compensation. After careful consideration, the Board is recommending that you vote for holding the advisory vote on executive compensation every year. We expect the next advisory vote on executive compensation following our 2023 Annual General Meeting to take place at our 2024 Annual General Meeting.

The Board recommends that you vote for the option “1YR” for the frequency of future advisory votes on executive compensation.

PROPOSAL 4

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Subject to Shareholder approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2023. Further, Shareholders are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service. Representatives from PwC will attend the 2023 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 4 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2023.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted in accordance with the Board’s recommendation for each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2023 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee. If an incumbent director in an uncontested election receives less than a simple majority of votes cast “for” that director, the director is required to submit a letter of resignation to the Board of Directors, which the Board may either accept or reject in accordance with the Company’s Bye-laws. The majority vote standard is not applicable to contested director elections, which are determined by a plurality of the votes cast. A plurality of votes cast means that the nominee receiving the highest number of affirmative votes is elected, irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2023 Annual General Meeting, in person or by proxy, provided a quorum is present.

Broker discretionary voting is permitted only for the proposed ratification of the selection of the Company’s independent registered public accounting firm. Broker non-votes and abstentions will not be counted as votes cast for or against any of the items presented.

Inspectors of Election

Computershare Trust Company, N.A., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, has been appointed as Inspectors of Election for the 2023 Annual Meeting. Representatives of Computershare will attend the Annual Meeting and receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each Shareholder will continue to receive a separate proxy card. This procedure, referred to as house-holding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. Those Shareholders who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any Shareholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, telephone number (441) 278-3160. Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Non-GAAP Measures

Information regarding the calculation of non-GAAP financial measures contained in this proxy statement can be found in Annex A: Reconciliation of Non-GAAP Measures.

Availability of Proxy Materials

Proxy materials for the 2023 Annual General Meeting, including the Chief Executive Officer’s Letter, Notice of 2023 Annual General Meeting of Members and Proxy Statement and the 2022 Management Report are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, its principal executive office is located at 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Shareholders for the 2024 Annual Meeting of Members

Shareholder proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 22) must be received in writing by the Secretary of the Company no later than Wednesday, December 6, 2023 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2024.

By Order of the Board of Directors,

Jennifer L. Moyer,

Corporate Secretary

ANNEX A: NON-GAAP RECONCILIATIONS

Our 2023 Proxy Statement includes certain non-GAAP financial measures that we believe provide informationuseful to investors in assessing our financial condition and results of operations. There can be no assurancethat our basis for computing these non-GAAP measures is comparable with that of other companies.

Reconcilation of GAAP book value per share to Adjusted Book Value Per Share

Refer to page 41 in White Mountains’s 2022 Form 10-K

Reconciliation from growth in ABVPS to growth in Intrinsic Value Per Share (“IVPS”)

	Years ended December 31,
Growth:	2022	2021	2020
ABVPS, as reported	25.7%	-5.7%	24.2%
change in franchise value step-ups	-3.3%	8.9%	-0.4%
IVPS	22.4%	3.2%	23.8%

Compensation Value Per Share[1]	23.9%	-1.2%	24.0%
Compensation Value Per Share[1] - 3-Year Average	15.6%

[1] Compensation Value Per Share is comprised using 50% each of IVPS and ABVPS.

A-1

+ Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2023 Annual Meeting Proxy Card A Proposals The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4 and 1 YEAR on Proposal 3. 2. Approval of the advisory resolution on executive compensation. 3. Advisory vote on the frequency of future advisory votes on executive compensation; EVERY; 1. Election of Class II Directors to a term ending in 2026: For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/WTM or scan the QR code login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WTM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 24, 2023. Your vote matters heres how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WTM Notice of the 2023 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2023 Annual General Meeting of Shareholders to be held at on Thursday, May 25, 2023, at 8:00 a.m., Atlantic Time at Rosewood Bermuda Hotel, 60 Tuckers Point Drive, Hamilton Parish, Bermuda and any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2, 4 and 1 YEAR on proposal 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) White Mountains Insurance Group, Ltd. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address Please print new address below. Comments Please print your comments below. C Non-Voting Items +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.01 - G. Manning Rountree 04 - Steven M. Yi 02 - Mary C. Choksi 03 - Weston M. Hicks For Against Abstain For Against Abstain For Against Abstain 4. Approval of the appointment of PricewaterhouseCoopers LLP (PwC) as the Companys Independent Registered Public Accounting Firm for 2023. For Against Abstain 1 Year 2 Years 3 Years Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03QZPC + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 03QZPC +

White Mountains Insurance Group, Ltd. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Notice of the 2023 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2023 Annual General Meeting of Shareholders to be held at on Thursday, May 25, 2023, at 8:00 a.m., Atlantic Time at Rosewood Bermuda Hotel, 60 Tuckers Point Drive, Hamilton Parish, Bermuda and any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2, 4 and 1 YEAR on proposal 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)